Exhibit 99.1

CONCORD CAMERA CORP. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

HOLLYWOOD, FLORIDA - October 6, 2008 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ:LENS) today announced that on October 1, 2008, the Company received a Staff Determination from The NASDAQ Stock Market ("NASDAQ") indicating that the Company has not filed its Annual Report on Form 10-K for the period ended June 28, 2008 and, therefore, is not in compliance with NASDAQ Marketplace Rule 4310(c)(14). The letter indicates that the Company's securities would be subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel. Accordingly, the Company plans to request a hearing. Pending the Panel's decision, the Company's securities will remain listed. However, there can be no assurance the Panel will grant the Company's request for continued listing.

About Concord Camera Corp.

Concord Camera Corp., through its subsidiaries, is a global provider of easy-to-use single-use and traditional film cameras. Concord currently markets and sells its cameras on a private-label basis and under the POLAROID and POLAROID FUNSHOOTER brands through in-house sales and marketing personnel and independent sales representatives. The POLAROID trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. The FUNSHOOTER trademark is a registered trademark of Concord Camera Corp. in the United States and other countries. Learn more about Concord Camera Corp. at www.concord-camera.com.

Except for the historical information contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company's business and prospects, including the risks discussed under "Risk Factors" and disclosures in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequently filed reports. Such forward-looking statements include, without limitation, statements regarding the occurrence and outcome of the planned hearing and the Company's continued listing on The NASDAQ Global Market. Actual results could differ materially from these forward-looking statements. Factors that could result in these forward-looking statements being inaccurate include, among other things, the Company's ability to file its Form 10-K for the period ended June 28, 2008; successfully appeal the NASDAQ's delisting determination and to regain its compliance with NASDAQ continued listing standards and maintain such compliance; and other factors and uncertainties that affect the Company. Any forward-looking statements contained in this press release represent the Company's estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing its estimates as of any subsequent date. Although the Company may elect to update forward-looking statements in the future, it disclaims any intent or obligation to do so, even if its estimates change.